UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive proxy statement

☐	Definitive additional materials

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NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 14, 2008

The 2008 annual meeting of the stockholders of NewStar Financial, Inc., a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP at 111 Huntington Avenue, 20th floor, Boston Massachusetts, on May 14, 2008 at 10:00 a.m. for the following purposes:

1.	To elect eight (8) directors to serve until the 2009 annual meeting of stockholders.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 3, 2008 will be entitled to vote at the annual meeting or at any adjournment.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Robert K. Brown
Secretary

Dated: April 14, 2008

PROXY STATEMENT

i

GENERAL INFORMATION ABOUT VOTING

The Board of Directors of NewStar Financial, Inc. (“NewStar” or the “Company”) is soliciting your proxy for use at the 2008 annual meeting of stockholders to be held on Wednesday May 14, 2008 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of NewStar on or about April 14, 2008.

Who can vote. You may vote your shares of NewStar common stock at the annual meeting if you were a stockholder of record at the close of business on April 3, 2008. On that date, there were 48,572,402 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

How to vote your shares. You may vote your shares either by proxy or by attending the meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your votes should be cast, the proxies will vote your shares in favor of the proposal described in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person.

Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be the reelection of eight directors whose current terms end at the annual meeting in 2008.

Quorum. A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

Number of votes required. Each director nominee must receive a plurality of the votes cast to be reelected.

Abstentions and broker non-votes. Abstaining from voting would have no effect on the results of voting for directors. Brokers will have voting discretion for shares registered in their own name in the election of directors. Accordingly, broker non-votes (which occur when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter) will have no effect on the results of voting.

Discretionary voting by proxies on other matters. We do not know of any proposal, other than the election of directors, that may be presented at the 2008 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before we exercise it by either (i) filing with our Corporate Secretary, Robert K. Brown, a written revocation or a duly executed proxy card bearing a later date, or (ii) by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: NewStar Financial, Inc., 500 Boylston St., Suite 1600, Boston, MA 02116, Attn: Corporate Secretary, telephone: (617) 848-2500. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number. Our annual report is also available on our website at www.newstarfin.com.

No Appraisal Rights. There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine. Following the departure of Joseph Saunders, the Board has been comprised of eight members. These eight members are listed below and are nominees for reelection at the annual meeting. The Board is currently seeking a qualified candidate to join the Board as a ninth member. You may only vote for eight persons for election as directors.

As detailed more fully below in the section below entitled “Certain Relationships and Transactions,” among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P. As part of the private placement transaction, we entered into a side letter agreement dated November 12, 2007 with Union Square Partners, L.P. in which we granted Union Square Partners, L.P. the right to nominate one member to our Board of Directors, so long as they meet certain requirements. On February 1, 2008 Union Square Partners, L.P. informed us that they have nominated Bradley E. Cooper, one of our incumbent directors, as their Board nominee for 2008.

The number of directors is subject to increase or decrease by action of the Board. All directors are elected to serve one-year terms and until their successors are elected and qualified. Each of the incumbent directors has been nominated for reelection by the Board of Directors, and each has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board. The Board recommends a vote FOR each of the nominees.

The following table contains biographical information about the nominees for director.

Name	Age	Business Experience and Other Directorships	Director Since	Present Term Expires
T. Kimball Brooker (2)(3)	38	Mr. Brooker has served on our Board of Directors since our inception. From August 1998 through March 2006, he was employed by J.P. Morgan Chase & Co., a diversified financial services company, or its predecessors in various capacities, most recently as a Managing Director, and where he served as an officer of the general partner for J.P. Morgan Corsair II Capital Partners, L.P.* (“Corsair II Capital”). Since the separation of the Corsair II Capital management team from J.P. Morgan Chase & Co. in March 2006, Mr. Brooker has served as an officer in the entity delegated investment authority for the Corsair II Capital portfolio, and as part of the investment committee that exercises that authority. Mr. Brooker is also a Director of Insurance Revolution, Inc., Barbara Oil Company and SPARTA Insurance Holdings Inc.	2004	2008

Timothy J. Conway (4)	53	Mr. Conway has been our Chief Executive Officer and President, and has served on our Board of Directors since our inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.	2004	2008

Name	Age	Business Experience and Other Directorships	Director Since	Present Term Expires
Bradley E. Cooper (2)(3)	41	Mr. Cooper is a Partner of Union Square Partners, L.P., an investment firm he joined as a founding partner upon formation in February 2007. He previously held similar positions at Capital Z Partners* (which he joined as a founding Partner in July 1998). He previously held similar positions at Insurance Partners, L.P. and International Insurance Advisers, L.P. Mr. Cooper serves on the board of directors of Argo Group International Holdings Ltd. and is a member of its Investment Committee.	2006	2008

Mark K. Gormley (1)(4)	49	Mr. Gormley has been a Partner of Lee Equity Partners, an investment firm, since May 2006. Before that, he was a founding Partner of Capital Z Partners*, which he joined in September 1998. He previously served as Managing Director at Donaldson, Lufkin & Jenrette in the Insurance and Asset Management Investment Banking Group and as a Vice President at Merrill Lynch & Co. Mr. Gormley serves as a director of Universal American Corporation and Permanent General Assurance Corporation and has served as a director of numerous public and private companies, including Bank Handlowy Warszawie, British Marine Holdings Ltd. and Ceska Sporitelna, among others.	2004	2008

Frank R. Noonan (1)(2)	65	Mr. Noonan was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through December 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He currently is a Director and member of the Audit Committee of Avnet, Inc. and Risk Metrics Group and was previously a Director and member of the Audit Committee of Toys “R” Us, Inc.	2006	2008

Maureen P. O’Hara (1)(3)	54	Ms. O’Hara is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara currently serves on the Board of Directors of Investment Technology Group, Inc., where she has been Chairman of the Board since May 2007 and where she has served on the Compensation Committee, Audit Committee and Nominating Committee.	2006	2008

Name	Age	Business Experience and Other Directorships	Director Since	Present Term Expires

Peter A. Schmidt-Fellner	51	Mr. Schmidt-Fellner has served as our Chief Investment Officer since our inception in 2004. From 1993 to 2003, he was employed at JPMorgan Securities, Inc. and several of its subsidiaries and predecessor institutions where, during his tenure, he was responsible for High Yield Bond Sales, Trading and Research and Loan Trading and Co-Head of High Yield Bond Capital Markets.	2006	2008

Richard E. Thornburgh (4)	55	Mr. Thornburgh has been a Partner of Corsair Capital LLC*, an investment firm, since February 2006. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, most recently as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves on the Board of Directors of the Credit Suisse Group and is on its Risk Committee. He also serves on the Board of Directors of Sparta Insurance Company, chairs its Audit Committee and serves on its Risk Committee.	2006	2008

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Risk Policy Committee
*	Denotes that the entity is an affiliate of the Company

SHARES HELD BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of April 3, 2008 by (i) each person or group who is known by us to own beneficially more than 5% of our common stock, (ii) each member of our board of directors and each of the executive officers named in the Summary Compensation Table on page 15, and (iii) all members of our board of directors and our executive officers as a group.

	Shares Owned	Percent of Class
Principal Stockholders
J.P. Morgan Corsair II Capital Partners, L.P. (1) Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022	9,704,972	19.90%

OZ Management, L.L.C. (2) Daniel S. Och 9 West 57th Street New York, NY 10019	7,314,964	15.06%

Capital Z Partners, Ltd. (3) Capital Z Partners, L.P. 230 Park Avenue South New York, NY 10003	5,711,222	11.71%

Union Square Partners, Ltd. (4) Union Square Partners, L.P. 230 Park Avenue South 11th Floor New York, NY 10003	4,000,000	8.24%

Swiss Reinsurance Company (5) Mythenquai 50/60 CH-8022 Zurich, Switzerland	3,000,000	6.18%

The Northwestern Mutual Life Insurance Company (6) 720 East Wisconsin Avenue Milwaukee, Wisconsin 53202	2,614,778	5.37%

Timothy E. Moriarty (7) c/o McGrath, Doyle & Phair 150 Broadway Suite 1915 New York, NY 10038	2,533,288	5.22%

Maverick Capital, Ltd. (8) Maverick Capital Management, LLC 300 Crescent Court 18th Floor Dallas, TX 75201	2,518,240	5.18%
Lee S. Ainslie III 767 Fifth Avenue, 11th New York, NY 10153

Directors and Executive Officers
T. Kimball Brooker (9)	6,250	*

Timothy J. Conway (10)	1,501,861	3.06%

Bradley E. Cooper (11)	83,576	*

Mark K. Gormley (12)	139,826	*

Frank R. Noonan (13)	9,250	*

Maureen P. O’Hara (14)	11,250	*

Peter A. Schmidt-Fellner (15)	1,023,871	2.09%

Richard E. Thornburgh (16)	26,250	*

John K. Bray (17)	177,639	*

Phillip R. Burnaman II (18)	696,262	1.42%

David R. Dobies (19)	281,646	*

Timothy C. Shoyer (20)	272,506	*

All current executive officers and directors as a Group (11 persons) (21)	3,533,925	7.08%

*	Less than 1%.

(1)	Includes 200,174 shares issuable upon the exercise of a warrant. J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are controlled by Corsair Capital LLC. Corsair Capital LLC is the manager of Corsair PTJB, LLC, which is the managing member of Corsair II, L.L.C. Corsair II, L.L.C. is the general partner of Corsair II, L.P., which is the general partner of J.P. Morgan Corsair II Capital Partners, L.P. Corsair Capital LLC is also the general partner of Corsair III Management, L.P., which is the general partner of Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Messrs. T. Kimball Brooker Jr. and Richard E. Thornburgh, who are officers of both Corsair Capital LLC and Corsair II, L.L.C., are also directors of the Company.
(2)	Includes 166,812 shares issuable upon the exercise of a warrant. Includes Common Stock held by (i) Fleet Maritime, Inc., c/o The International Trust Company 80 Broad Street, City of Monrovia, County of Monfserrado, Republic of Liberia, a Liberian corporation, (ii) GPC LV II, LLC, c/o Corporation Service Company 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, a limited liability company incorporated in Delaware, (iii) OZ Master Fund, Ltd., a limited liability company incorporated in the Cayman Islands, and (iv) OZ Global Special Investments Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands. Both of the OZ Funds uses the mailing address: c/o Goldman Sachs (Cayman) Trust Limited, P.O. Box 896, Harbour Centre, Georgetown, Grand Cayman, Cayman Islands. OZ Management, LP is the investment manager of OZ Master Fund, Ltd., Fleet Maritime, Inc., and GPC LV II, LLC. OZ Advisors II, LP is the general partner of OZ Global Special Investments Master Fund, LP. Och-Ziff Holding Corporation serves as the general partner of OZ Management, LP and OZ Advisors II, LP. Och-Ziff Capital Management Group LLC is the sole shareholder of Och-Ziff Holding Corporation. Daniel S. Och as Chief Executive Officer and Executive Managing Director of Och-Ziff Capital Management Group LLC may be deemed to have investment and/or voting control of such shares.
(3)	Includes 200,174 shares issuable upon the exercise of a warrant and 1,250 shares issuable upon the exercise of options. As reported in a Schedule 13D filed with the SEC on January 18, 2008, Capital Z Partners, Ltd. is the general partner of Capital Z Partners, L.P., which is the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., investment funds located at the same address that hold the shares shown. All four entities report shared voting and investment power over all such shares.
(4)	Consists of shares directly owned by Union Square Partners, L.P. (“Union Square”) and indirectly owned by Union Square Partners GP, L.P. (“Union Square LP”) and Union Square Partners GP, Ltd. (“Union Square GP”). Union Square LP is the general partner of Union Square. Union Square GP is the general partner of Union Square LP and the ultimate general partner of Union Square. Union Square LP and Union Square GP may be deemed to be the beneficial owners of the securities held by Union Square, although Union Square LP and Union Square GP disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act).
(5)	As reported in a Schedule 13G filed with the SEC on January 28, 2008.
(6)	Includes 91,746 shares issuable upon the exercise of a warrant. As reported in a Schedule 13G filed with the SEC on February 6, 2007, Northwestern Investment Management Company, LLC, located at the same address, a wholly owned company of and investment advisor to The Northwestern Mutual Life Insurance Company, shares voting and investment power over all such shares.
(7)	As reported in a Schedule 13D filed with the SEC on February 21, 2008.
(8)	As reported in a Schedule 13G filed with the SEC on February 14, 2008. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.
(9)	Includes 1,250 shares issuable upon the exercise of options. Mr. Brooker’s beneficial ownership shown in the table excludes the 9,704,972 shares shown as beneficially owned by J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Brooker is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(10)	Includes 21,789 shares issuable upon the exercise of warrants and 534,786 shares issuable upon the exercise of options.
(11)	Consists of shares issuable upon the exercise of a warrant. Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 5,711,222 shares shown as beneficially owned by Capital Z Partners, Ltd. and Capital Z Partners, L.P. and (ii) the 4,000,000 shares shown as beneficially owned by Union Square Partners, L.P. Mr. Cooper is a shareholder and officer and co-owner of the ultimate entity delegated investment authority for the Capital Z entities that collectively maintain beneficial ownership of such shares, but he disclaims beneficial ownership of all such shares. Mr. Cooper is a shareholder and an officer of Union Square Partners, Ltd., and an officer and co-owner of the ultimate entity delegated investment authority for Union Square Partners, L.P., but he disclaims beneficial ownership of all such shares.
(12)	Includes 83,576 shares issuable upon the exercise of a warrant and 1,250 shares issuable upon the exercise of options.
(13)	Includes 1,250 shares issuable upon the exercise of options.
(14)	Includes 1,250 shares issuable upon the exercise of options.
(15)	Includes 12,997 shares issuable upon the exercise of warrants and 375,288 shares issuable upon the exercise of options.
(16)	Includes 1,250 shares issuable upon the exercise of options. Mr. Thornburgh’s beneficial ownership shown in the table excludes the 9,704,972 shares shown as beneficially owned by J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(17)	Includes 46,910 shares issuable upon the exercise of options.
(18)	Includes 10,704 shares issuable upon the exercise of warrants and 375,288 shares issuable upon the exercise of options.
(19)	Includes 4,128 shares issuable upon the exercise of warrants and 75,057 shares issuable upon the exercise of options.
(20)	Includes 5,199 shares issuable upon the exercise of warrants and 75,057 shares issuable upon the exercise of options.
(21)	Includes a total of 211,265 shares issuable upon the exercise of warrants and 1,113,348 shares issuable upon the exercise of options. Mr. Burnaman ceased to be an executive officer on December 1, 2007 and, therefore, his holdings have not been included in this figure.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

As a high-growth firm operating in an extremely competitive market, the Company believes its success is highly correlated to its ability to continue to attract and retain top-tier talent. The Company believes that executive compensation should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•	Executive compensation should be externally competitive within the industries in which the Company competes for talent.

•

Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

•	Executive compensation should support the achievement of specific strategic and business objectives and closely align the interests of executive officers with those of shareholders over the long-term.

The following discussion addresses the Company’s executive compensation program generally, with particular focus on the executive officers whose compensation for 2007 is shown in the Summary Compensation Table on page 15( the “named executive officers”).

Comparable Market Analysis

In June of 2007, the Compensation Committee engaged Towers Perrin as its compensation consultant. As a result of this engagement, the Compensation Committee requested that Towers Perrin conduct a comprehensive executive compensation program assessment, assist management in establishing a formal executive compensation philosophy, and evaluate whether the company’s executive compensation programs and corresponding pay levels were aligned with the organization’s compensation philosophy within the competitive market. This study included:

•	Identification of the compensation comparator peer group;

•

A competitive market assessment of executive compensation levels for the Company’s top twelve executive positions, based on the results of a formal benchmarking survey conducted through McLagan Partners, and supplemented with other financial services survey sources, as well as publicly available information; and

•	An evaluation of the Company’s current compensation program design against industry best practice.

The results of this assessment were completed late in 2007 for use by the Committee in determining executive compensation beginning in fiscal 2008. This assessment did not affect the structure of executive compensation for 2007, which was determined early in 2007, or the ultimate incentive payments made in early 2008 based on performance in fiscal 2007. Competitive market rates for executive positions were determined for 2007 based in part on information gathered during the recruiting process, as well as other publicly available information.

Elements of Executive Compensation

The following chart details the current executive compensation program:

	Compensation Component	Description	Strategic Rationale

Base Salary	Base salary	Stable component of compensation based on competitive environment and experience in executive role	• Consistent with market practice

Short-Term Incentives	Annual Incentive	Variable annual compensation tied to established Company, Line of Business and Individual goals and objectives	• Consistent with market practice • Provides incentive for achievement of objectives • Provides variable component of pay closely linked to Company performance

Long-Term Incentives	Stock Option Awards	Grants of options to purchase shares at a specified price, which rewards share price appreciation.	• Focus executive officers on value creation and increasing shareholder value over long-term • Promotes long-term retention • Align executive officers with shareholders

Stock Ownership Requirements

To complement the long-term incentive program, the Company requires its executive officers to hold a percentage of equity grants. Certain executives, including all of our named executive officers, are required to hold at least 25% of their net vested equity holdings during the term of their employment with the Company. In connection with the Company’s Initial Public Offering, this hold requirement was increased to 90% for the one-year period following the June 14, 2007 expiration of the Underwriters Lock-Up. Any shares purchased outside of the Company’s Equity Compensation Program are not subject to any lock-up restrictions.

• Fosters long-term stock ownership, and focuses executive officers on long-term performance.

Benefits	Retirement Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including 401(k) savings and tax-qualified retirement plans.	• Consistent with market practice • Consistent with the programs provided to all employees.

Welfare Benefits

Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including medical, health, life insurance and disability plans. Upon retirement, executive officers are eligible to participate in Company-sponsored healthcare plans at their sole expense.

• Consistent with market practice • Consistent with the programs provided to all employees.

	Compensation Component	Description	Strategic Rationale

Perquisites	Additional Benefits and Perquisites	We attempt to minimize the use of additional executive officer benefits or perquisites. The only on-going perquisite provided to executive officers is reimbursement of office parking in selected geographies.	• Parking is provided in select locations in order to be market-competitive when recruiting talent. Parking is subsidized in these locations at some level for all employees.

Employment Agreements	Employment Agreements	The Company entered into employment agreements with each named executive officer in December 2006. These agreements specify the terms of employment and provide severance pay in the event of certain terminations of employment, including a change-in-control. Severance arrangements are subject to non-compete and non-solicitation provisions. For additional detail, please refer to the sections entitled, “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” below.

•   Employment agreements provide for market-competitive severance in the event of involuntary termination without cause. Restrictive covenants prevent against direct competition and solicitation of talent.

•   Change-in-control arrangements are intended to align executive officers and shareholders in the event of a potential change-in-control, and to provide continuity of management during a transition. Restrictive covenants prevent against direct competition and solicitation of talent.

Base Salary

Base salaries represent the fixed component of each executive officer’s compensation and are determined primarily by:

•	Level of responsibility associated with the position/title;

•	Experience and tenure in the position; and

•	Balance of fixed versus variable compensation.

The following chart sets forth base salary as a percentage of total target cash compensation and illustrates that base salary is set with the intention that base salary will not represent the largest part of a named executive officer’s total cash compensation.

	Base Salary as % of Total 2007 Target Cash Compensation Package
	Mr. Conway	Mr. Bray	Mr. Schmidt-Fellner	Mr. Burnaman	Mr. Dobies	Mr. Shoyer
Executive Salary	26%	33%	28%	30%	30%	30%

The Compensation Committee reviews the base salaries for the named executive officers on a regular basis (at least annually). The base salaries of Messrs. Conway, Schmidt-Fellner, Burnaman, and Bray did not change in 2007. The base salaries of Messrs. Shoyer and Dobies were increased from $250,000 to $300,000 on May 15,

2007. This increase was awarded to Mr. Shoyer and Mr. Dobies due to significant increases in their responsibilities as co-Heads of the Middle Market Origination team and their increased role in the operation of the business during the course of 2006 and 2007.

Incentive Compensation Program

Principles and Philosophy

In accordance with the Company’s belief that executive compensation should emphasize pay for performance, significant portions of total compensation are designed to be variable based on performance. The bonus plan is based on achievement of specific business goals and rewards performance at the Company, line of business and individual level.

The first step in the bonus process is the establishment of Company goals and objectives for each fiscal year. The Board of Directors and its various Committees, based on input from management, establishes an operating plan for the year that contains both quantitative and qualitative goals and objectives. These goals and objectives include adjusted earnings, growth and return measures and the credit quality of the portfolio. Performance measures are then established for each executive officer. These objectives support the achievement of the Company’s annual plan. Performance goals include company, line of business and individual goals, and are weighted by position as illustrated in the chart below. The emphasis placed on the achievement of business line and individual goals is higher for executive officers with production responsibilities while there is a higher emphasis placed on Company performance for those executive officers with primarily corporate responsibilities.

	% of Bonus Weighting
	Mr. Conway	Mr. Bray	Mr. Schmidt-Fellner	Mr. Burnaman	Mr. Dobies	Mr. Shoyer
Performance Goals
NewStar (Corporate)	75%	75%	75%	33.3%	33.3%	33.3%
Line of Business	—	—	—	33.3%	33.3%	33.3%
Individual	25%	25%	25%	33.3%	33.3%	33.3%

Establishing Incentive Compensation Targets

The target bonus pool is established by the Compensation Committee early in the year by determining an appropriate payout ratio of incentive compensation as a percentage of corporate pre-tax, pre-incentive adjusted earnings. The payout ratio represents a balance which enables the Company to attract, motivate, reward and retain superior management talent while providing for an appropriate level of shareholder return. Individual incentive compensation targets for executive officers are then determined based on a number of factors including the size of the overall pool (the “budget”), the individual’s position, and an assessment of the relative aggressiveness of plan objectives. The goal is to establish targets that reward, retain and motivate top performers while driving profitability within the Company’s business plan.

The 2007 incentive compensation targets for the named executive officers are detailed below.

	2007 Target Bonus ($) Opportunity
	Mr. Conway	Mr. Bray	Mr. Schmidt-Fellner	Mr. Burnaman	Mr. Dobies	Mr. Shoyer
Executive Bonus	1,100,000	600,000	1,000,000	700,000	700,000	700,000

Measurement of performance against targets and allocation of incentive compensation pool

In January 2007, the Compensation Committee established target corporate pre-tax, pre-incentive adjusted earnings of $72.9 million, which the Committee considered an aggressive but attainable growth goal for the Company at that time. The bonus payout ratio for the named executive officers as a percentage of that target was then set at 6.6% or $4.8 million. The Committee felt that this 6.6% ratio represented a balance between management and shareholder return in light of the Company’s relatively early development stage.

At the end of the year, the Compensation Committee discusses the performance of the Company and reviews the performance and compensation of each of the named executive officers. The CEO provides the Committee with a detailed performance assessment and compensation recommendation for each named executive officer (other than himself). The assessment includes a summary of how the Company performed against the stated plan objectives, and how each named executive officer performed against the agreed upon qualitative and quantitative goals and objectives such as origination volume, fee income, and credit measures as well as strategic growth and marketing initiatives. The recommendations are then considered by the Committee and in turn, discussed in executive session with the other independent directors of the Board. With respect to the CEO, the independent directors of the Compensation Committee meet in executive session under the direction of the Committee Chairman to conduct a performance review of the CEO based on his performance against the agreed-upon objectives, contribution to the Company’s performance and other growth and/or leadership accomplishments. The Committee then presents their recommendation for CEO pay to the other independent Directors of the Board. The CEO and/or the Head of Human Resources generally attend Committee meetings but are not present for the executive sessions or for any discussion of their own compensation.

In determining 2007 executive incentive compensation, the Committee considered the Company’s 88% achievement to plan resulting from actual pre-tax, pre-incentive adjusted earnings for fiscal 2007 of $64.1 million; the successful completion of a $125 million private placement of the Company’s common stock; and the efforts of the executive management team in managing the Company through deteriorating market conditions in the latter part of 2007. In making its determination the Committee weighed the Company’s performance relative to the plan and the significant reduction in the Company’s stock price during the course of the year against the goals of retention and motivation of a top-tier management team. The Committee also considered the relative weighting for each named executive officer of the Company, line of business and individual performance goals as detailed in the chart above. With respect to Messrs. Conway, Schmidt-Fellner and Bray, the Committee focused consideration on the overall performance of the Company including capital raising initiatives, management of liquidity levels during the year, earnings and the overall credit quality of the Company’s portfolio. With respect to Messrs. Dobies and Shoyer, individual and line of business production levels related to origination volume and generation of fee income were also taken into consideration. Mr. Burnaman was paid severance in accordance with his separation agreement as detailed beginning on page 20. The Committee did not apply a formula or assign these performance measures relative weights. Instead, the Committee made a determination after considering such measures collectively. Based on this assessment, the Committee approved 6.4% of pre-tax, pre-incentive earnings ($4.1 million) be paid to the named executive officers in accordance with the terms and conditions of the Company’s 2006 Incentive Plan as detailed in the Summary Compensation Table on page 15. This level of payout constituted a 14% decrease in the target incentive bonus pool for the named executive officers and a 23% decrease as compared to 2006 actual bonus payments received.

Equity Incentives

The Company believes that equity ownership is a critical component of executive compensation as it aligns management and shareholder interests, focuses executive officers on increasing franchise value over the long-term and promotes long-term retention. All of the named executive officers are eligible for annual equity awards. Due to the timing of the performance assessments, the Company’s annual granting practices and a review of the equity grants made to the named executive officers in conjunction with the Company’s IPO in December 2006, no equity awards were made to the named executive officers in 2007.

Stock Ownership Requirements

Upon consummation of our Initial Public Offering in December 2006, each executive officer entered into a stock ownership agreement whereby the executive officer agreed that for a period of one year following any underwriters’ lock-up imposed in connection with the IPO he would hold 90% of his transferable incentive equity

(all vested options and shares of restricted stock that are no longer subject to forfeiture) and after such time and for a period of one year following termination of employment, he would hold 25% of his transferable incentive equity. If, during the one year following termination, he were to violate the covenant not to compete with the Company, the amount of transferable stock that he is then obligated to hold would be forfeited. The lock-up applies only to those shares received by the executive officer as equity compensation during his employment with the Company and does not apply to any personal investment in NewStar stock. The Company believes the stock ownership requirements ensure that executive officers have a significant long-term ownership stake in the Company and that they are aligned with shareholders’ interests. In addition, the Company has adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the NewStar stock that they own.

Deductibility Cap on Executive Compensation

U.S. federal income tax law (Section 162(m)) prohibits public companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s CEO and four other most highly compensated employees. However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. While the Company was not subject to Section 162(m) for 2007, the Company’s policy is to qualify incentive compensation programs for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals and objectives.

Employment Agreements

In December 2006, the Company entered into employment agreements with each of the named executive officers. The named executive officer employment agreements reflect a balance between the interests of shareholders and management, and are intended to support the retention and sustained high morale of the executive team. In determining the elements of the named executive officer employment agreements, the Committee considered the costs associated with each term and condition, and balanced the financial cost against the intrinsic benefit of retaining a highly-cohesive management team. Each of the employment agreements has substantially similar terms, which reflect the following elements:

•

Each executive officer agreed that during the term of the agreement and for a period of one to two years thereafter, he will not directly or indirectly (i) solicit or engage any of the Company’s employees, consultants or contractors, (ii) cause or encourage any of the Company’s suppliers, licensors or any entity with which the Company has a material relationship to terminate or modify that relationship or (iii) compete with the Company’s business.

•	The agreement sets a minimum base salary for the executive officer that may be subject to increase on an annual basis as determined by the board of directors.

•	Each executive officer is entitled to participate in incentive bonus programs the board of directors may adopt from time to time and is eligible for equity grants periodically.

•

Each executive officer is entitled to a severance payment and acceleration of equity vesting in the event of a termination without cause or for “good reason”; and acceleration of vesting but no further severance payment upon the Company’s failure to renew the agreement (provisions differ based on job title/level of responsibility as discussed in “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 17).

•

The agreements provide for graduated benefits, including acceleration of vesting, in the event that the executive officer chooses to retire from the Company, dependent upon the length of service at the time of retirement. Given the relatively young life of the Company, the retirement provisions are intended to provide market benefits to retain an experienced executive team with an emphasis placed upon years of service post-IPO.

•

Depending on the level of job responsibility, the initial term of each agreement varied from one to two years with automatic yearly renewal provisions. Beginning in December 2008, all employment agreements will be subject to the automatic yearly renewal provision.

The named executive officer employment agreements also contain change-in-control provisions for the named executive officers. In addition to preserving productivity and retention in a change-of-control of the Company, the provisions are intended to align executive officer and shareholder interests by enabling executive officers to consider corporate transactions that are in the best interest of the shareholders without undue concern over whether such transactions may jeopardize the executive officer’s own employment. The benefits provided under the change-in-control agreements mimic those described above with the following exceptions:

•

Change-in control payments require a double-trigger—in order to qualify for compensation, a change of control alone is not sufficient but rather, must be followed by an involuntary loss of employment within two years thereafter. This is consistent with the overall purpose of the plan to provide financial protection upon an involuntary loss of employment.

•	Severance periods, and therefore benefits, are extended from one to two years as detailed above, to two to three years. Vesting of all equity is immediately accelerated.

The employment agreements of Messrs. Conway, Schmidt-Fellner and Bray provide that, for so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to the executive officer are subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Internal Revenue Code (IRC), the Company will provide the executive officer with a gross-up payment so that the executive officer will receive the same economic terms he would have received if there were no excise tax. The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, the Committee determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment. This practice is consistent with competitive pay packages and ensures the executive officer will receive the three years base salary and estimated cash incentive less only ordinary income taxes on that amount. The amounts payable under these agreements, calculated as if termination has occurred on December 31, 2007, are shown under “Potential Payments upon Termination of Employment or Change-in-Control”, beginning on page 17.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Frank R. Noonan, Chair

T. Kimball Brooker, Jr.

Bradley E. Cooper

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid during the year ended December 31, 2007 to the Company’s (i) Chief Executive Officer and President, (ii) Chief Financial Officer, (iii) the three other most highly compensated executive officers and (iv) an additional individual (Mr. Burnaman) for whom disclosure is required but who was not serving as an executive officer of the Company at December 31, 2007. These six officers are referred to as the named executive officers in this proxy statement.

Summary Compensation Table for Fiscal 2007 and 2006

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards($) (2)		Option Awards ($) (3)	All Other Compensation (4) ($)		Total ($)
Timothy J. Conway	2007	400,000	1,000,000	2,961,797		317,767	22,018		4,701,582
Chief Executive Officer and President	2006	400,000	1,300,000	6,771,570		4,171,342	31,258		12,674,170

John K. Bray	2007	300,000	550,000	643,446		27,874	13,500		1,534,820
Chief Financial Officer	2006	252,083	600,000	593,997		365,907	16,700		1,828,687

Peter Schmidt-Fellner	2007	350,000	900,000	2,077,848		222,994	13,500		3,564,342
Chief Investment Officer	2006	350,000	1,150,000	4,751,979		2,297,257	25,033		9,204,269

Philip R. Burnaman II	2007	275,000	—	878,701	(5)	298,631	786,557	(6)	2,238,889
Group Head and Managing Director	2006	300,000	625,000	3,326,385		2,049,080	21,533		6,321,998

David R. Dobies	2007	281,250	750,000	677,702		44,599	19,494		1,773,045
Group Head and Managing Director	2006	250,000	1,000,000	950,396		585,451	21,125		2,806,972

Timothy C. Shoyer	2007	281,250	450,000	677,702		44,599	19,494		1,473,045
Group Head and Managing Director	2006	250,000	700,000	950,396		585,451	21,125		2,506,972

(1)	Each named executive officer’s minimum base salary is set pursuant to his Employment Agreement, as follows: Mr. Conway, $400,000, Mr. Bray, $300,000, Mr. Schmidt-Fellner, $350,000, Mr. Burnaman, $300,000, Mr. Dobies, $250,000, Mr. Shoyer, $250,000. Mr. Burnaman’s salary reflects 22 pay periods at a base salary of $300,000 paid prior to the effective date of his separation from the Company on 12/1/2007. The base salaries of Mr. Dobies and Mr. Shoyer reflect 8 pay periods at a base salary rate of $250,000 and 16 pay periods at an increased base salary of $300,000.
(2)	Amounts shown do not reflect compensation actually received by each named executive officer. Instead, the amounts shown represent the compensation expense incurred by the Company relating to stock awards held by the named executive officer during 2007, determined in accordance with FAS 123(R), using the assumptions described in Note 12 to the Company’s Financials Statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 10, 2008 (the “FY 2007 10-K”).
(3)	Amounts shown do not reflect compensation actually received by each named executive officer. Instead, the amounts shown represent the compensation expense incurred by the Company relating to option awards held by the named executive officer during 2007, determined in accordance with FAS 123(R), using the assumptions described in Note 12 to the Company’s Financials Statements included in the FY 2007 10-K.
(4)	Amount reflects matching contributions of $13,500 to each named executive officer made by NewStar under the tax-qualified 401(k) plan, which provides for broad-based employee participation. The named executive officers received no benefit from NewStar under defined pension or defined contribution plans other than the 401(k) plan. In addition, the amount for Messrs. Conway, Dobies and Shoyer reflects company-provided parking at the company’s office in Boston ($14,512).
(5)	Amount excludes 60,044 shares of restricted stock forfeited by Mr. Burnaman pursuant to his separation agreement with the Company, which shares have no value at December 31, 2007 under FAS 123(R).
(6)	Amounts detailed under “All Other Compensation” for Mr. Burnaman reflect compensation due under a separation agreement that includes one year of base salary ($300,000); a one-time lump sum bonus payment ($450,000) to be made on June 2, 2008; outplacement service fees ($10,000); and continued company-subsidized health care for a period of one year ($13,057).

Grants of Plan-Based Awards during 2007

None of the named executive officers received grants of plan-based awards during 2007.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2007

The following table details the outstanding holdings of each named executive officer at December 31, 2007.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearded Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy J. Conway	6/17/2004	—	—	—	—	—	91,570	758,200	—	—
Chief Executive Officer and President	12/13/2006	—	—	—	—	—	305,315	2,528,008	—	—
	12/13/2006	534,786	229,194	—	17.00	12/13/2016	—	—	—	—

John K. Bray	1/10/2005	—	—	—		—	8,033	66,513	—	—
Chief Financial Officer	12/13/2006	—	—	—		—	77,468	641,435	—	—
	12/13/2006	46,910	20,105	—	17.00	12/13/2016			—	—

Peter Schmidt-Fellner	6/17/2004	—	—	—		—	64,260	532,073	—	—
Chief Investment Officer	12/13/2006	—	—	—		—	214,176	1,773,377	—	—
	12/13/2006	375,288	160,838	—	17.00	12/13/2016	—	—	—	—

Philip R. Burnaman II	12/13/2006	375,288	—	—	17.00	03/01/2009	—	—	—	—
Group Head and Managing Director (5)

David R. Dobies	6/17/2004	—	—	—	—	—	12,851	106,406	—	—
Group Head and Managing Director	12/13/2006	—	—	—	—	—	77,468	641,435	—	—
	12/13/2006	75,057	32,168	—	17.00	12/13/2016	—	—	—	—

Timothy C. Shoyer	6/17/2004	—	—	—	—	—	12,851	106,406	—	—
Group Head and Managing Director	12/13/2006	—	—	—	—	—	77,468	641,435	—	—
	12/13/2006	75,057	32,168	—	17.00	12/13/2016	—	—	—	—

(1)	Assuming continued employment with NewStar, options granted on 12/13/2006 vest according to the following schedule: 60% upon date of grant and an additional 10% on each of the first four anniversaries of the date of grant.
(2)	Assuming continued employment with NewStar, restricted stock awards granted on 12/13/2006 vest according to the following schedule: 15% of the restricted stock will cease to be subject to forfeiture on the second anniversary of the grant, an additional 20% will cease to be subject to forfeiture on the third anniversary of the grant and 25% will cease to be subject to forfeiture on each of the fourth and fifth anniversaries of the grant.
(3)	Assuming continued employment with NewStar, the restricted stock awards granted on 06/17/2004 that have not yet vested will vest on June 17, 2008.
(4)	Value is based on the closing price of NewStar common stock of $8.28 on December 31, 2007, as reported on Nasdaq.
(5)	Pursuant to his separation agreement, Mr. Burnaman did not have any outstanding equity awards at fiscal year-end as all unvested equity awards still outstanding after taking into consideration the terms of the separation agreement were forfeited. Mr. Burnaman has an exercise period of one year plus 90 days beyond his separation date of December 1, 2007 in which to exercise vested stock options as detailed above.

Option Exercises and Stock Vested for Fiscal 2007

The following table details the number of restricted shares that vested and the value realized upon vesting in 2007 for each named executive officer. None of the named executive officers exercised any stock options during 2007.

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy J. Conway	—	—	91,569	1,314,015	(1)
Chief Executive Officer and President			53,878	448,804	(2)

John K. Bray	—	—	8,032	115,259	(1)
Chief Financial Officer			13,670	113,871	(2)

Peter Schmidt-Fellner	—	—	64,259	922,117	(1)
Chief Investment Officer			37,795	314,832	(2)

Philip R. Burnaman II	—	—	44,981	645,477	(1)
Group Head and Managing Director			70,715	649,164	(3)

David R. Dobies	—	—	12,852	184,426	(1)
Group Head and Managing Director			13,670	113,871	(2)

Timothy C. Shoyer	—	—	12,852	184,426	(1)
Group Head and Managing Director			13,670	113,871	(2)

(1)	The vested value represents the Fair Market Value of $14.35 on the date of vesting, 6/17/2007.
(2)	The vested value represents the Fair Market Value of $8.33 on the date of vesting, 12/13/2007.
(3)	The vested value represents the Fair Market Value of $9.18 on the date of vesting, 12/1/2007.

Potential Payments upon Termination of Employment or Change-in-Control for Fiscal 2007

The following tables describe the potential (or actual) payments and benefits under the Company’s executive officer employment agreements to which each named executive officer would have been entitled upon termination of employment or change of control, calculated as if each such event had occurred on December 31, 2007.

Name of Executive: Timothy J. Conway

Type of Payment	Involuntary Termination Without Case or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$3,400,000	$—	$—	$—	$—	$5,100,000
Incentive Bonus	1,300,000	1,300,000	1,300,000	1,300,000	1,300,000	1,300,000
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	1,798,229	3,285,292	3,285,292	3,285,292	3,285,292	3,285,292
Commission of Welfare Benefits	25,300	—	—	—	—	37,950
Outplacement Services	15,000	—	—	—	—	15,000
Exercise Tax & Gross-Up	—	—	—	—	—	2,946,283
Total	$6,538,529	$4,585,292	$4,585,292	$4,585,292	$4,585,292	$12,684,525

Name of Executive: John K. Bray

Type of Payments	Involuntary Termination Without Case or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$1,800,000	$—	$—	$—	$—	$2,700,000
Incentive Bonus	600,000	600,000	600,000	600,000	600,000	600,000
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	330,557	707,868	707,868	707,868	707,868	707,868
Commission of Welfare Benefits	25,300	—	—	—	—	37,950
Outplacement Services	15,000	—	—	—	—	15,000
Exercise Tax & Gross-Up	—	—	—	—	—	1,544,007
Total	$2,770,857	$1,307,868	$1,307,868	$1,307,868	$1,307,868	$5,604,825

Name of Executive: Peter Schmidt-Fellner

Type of Payment	Involuntary Termination Without Case or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$3,000,000	$—	$—	$—	$—	$4,500,000
Incentive Bonus	1,150,000	1,150,000	1,150,000	1,150,000	1,150,000	1,150,000
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	1,261,643	2,304,807	2,304,807	2,304,807	2,304,807	2,304,807
Commission of Welfare Benefits	25,300	—	—	—	—	37,950
Outplacement Services	15,000	—	—	—	—	15,000
Exercise Tax & Gross-Up	—	—	—	—	—	2,458,089
Total	$5,451,943	$3,454,807	$3,454,807	$3,454,807	$3,454,807	$10,465,846

Name of Executive: David R. Dobies

Type of Payment	Involuntary Termination Without Case or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$1,300,000	$—	$—	$—	$—	$2,600,000
Incentive Bonus	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	219,474	747,713	747,713	747,713	747,713	747,713
Commission of Welfare Benefits	9,250	—	—	—	—	18,500
Outplacement Services	10,000	—	—	—	—	10,000
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	$2,538,724	$1,747,713	$1,747,713	$1,747,713	$1,747,713	$4,376,213

Name of Executive: Timothy C. Shoyer

Type of Payment	Involuntary Termination Without Case or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$1,000,000	$—	$—	$—	$—	$2,000,000
Incentive Bonus	700,000	700,000	700,000	700,000	700,000	700,000
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	219,474	747,713	747,713	747,713	747,713	747,713
Commission of Welfare Benefits	12,650	—	—	—	—	25,300
Outplacement Services	10,000	—	—	—	—	10,000
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	$1,942,124	$1,447,713	$1,447,713	$1,447,713	$1,447,713	$3,483,013

As described in the Compensation Discussion and Analysis under “Employment Agreements” on page 13 , the Company entered into employment agreements with each of the named executive officers listed above upon the completion of the Company’s initial public offering in December of 2006. The table above assumes a termination of employment that would trigger payments or other benefits to the named executive officers under the existing employment agreements, based on the named executive officer’s compensation, benefits, age, and years of service as of December 31, 2007. All valuations of restricted stock are based upon the closing price ($8.28) of NewStar stock on December 31, 2007, the last day of trading in the fiscal year. The value of the continued health benefits detailed in the table above assumes the extension of the named executive officer’s current benefits election and program coverage. Circumstances in which these benefits may be paid include an involuntary termination without cause, a voluntary termination by the named executive officer for good reason, retirement, following the Company’s failure to renew the employment agreement, death or disability and finally, an involuntary termination of the named executive officer following a change-in-control.

A termination of an executive officer by the Company is for cause if it is for any of the following reasons: (i) willful and continued failure of the executive officer to perform substantially the executive officer’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the executive officer has not substantially performed his duties, or (ii) willful engagement in illegal conduct or gross misconduct by the executive officer that is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of the executive officer or a plea of guilty or nolo contendere by the executive officer to a felony, or (iv) a material breach of the executive officer’s obligation under his confidentiality and/or non-compete obligations. No act or failure to act on the part of an executive officer is considered “willful” unless it is done, or omitted to be done, by the executive officer in bad faith or without reasonable belief that the executive officer’s actions or omission was in the best interests of the Company.

A termination by the executive officer is for “good reason” if it results from any of (i) a reduction by the Company in the executive officer’s annual base salary (ii) a forced relocation by Company of the executive officer’s place of employment to a location greater than twenty five (25) miles from his initial place of employment, (iii) a material diminution by the Company in the executive officer’s principal duties and responsibilities. For Messrs. Conway, Schmidt-Fellner and Bray, good reason may also be triggered if the named executive officer is not the CEO, CIO or CFO, respectively, of a publicly traded company.

In the event of an involuntary termination without cause or voluntary termination for good reason, Messrs. Conway, Schmidt-Fellner and Bray are entitled to a severance payment equal to two years’ base salary plus two years’ cash bonus (calculated at the higher of the bonus paid to the named executive officer in the prior fiscal year or the average bonus paid during the three previous fiscal years). In addition, each would receive two years of accelerated vesting of equity awards, and would be entitled to continued health benefits and outplacement services for the two-year severance period. Options would remain exercisable for a period of ninety days following the end of the two-year severance period. Messrs. Dobies and Shoyer would receive substantially similar terms over a one-year severance period. Each would be entitled to a severance payment equal to one year’s base salary plus cash bonus. Each would also receive one year of accelerated vesting of equity awards, and would be entitled to continued health benefits and outplacement services for the one-year severance period. Their options would also remain exercisable for a period of ninety days following the end of the one-year severance period.

If termination is due to the retirement of the executive officer, or at the option of the executive officer following a failure of the Company to renew the employment agreement, each executive officer would be eligible to receive accelerated vesting of restricted stock and the continued vesting of options in the same manner that the options would vest had the executive officer continued his employment with the Company during the vesting period. The acceleration of vesting due to the Company’s failure to renew is limited to the equity holdings of the executive officer at the time of the initial public offering in December of 2006 and does not apply to any future equity awards the executive officer may receive. Further, upon a failure to renew, executive officers would have one year to exercise options beyond the normal termination date; upon retirement, the executive officer would have a period equal to the full length of the remaining option term to exercise any vested options. Finally, each executive officer would retain the option to participate in employer-sponsored healthcare at the retiree’s sole expense. None of the executive officers were eligible to retire as of December 31, 2007 because retirement is conditioned on being age 55 or older and being employed with the Company for five or more years following our initial public offering. Likewise, because all of the executive officers’ employment agreements either did not expire, were automatically renewed or were terminated pursuant to a separation agreement, none of the executive officers were eligible for the accelerated vesting of restricted stock, continued vesting of options, extension of option exercisability and eligibility to participate in employer-sponsored healthcare upon the Company’s failure to renew the agreement as of December 31, 2007.

A termination of employment due to death or disability would entitle each named executive officer to full acceleration of vesting on all equity awards and a one-year period following the date of termination to exercise any options.

In each of the events so noted above, the named executive officer would also be entitled to any accrued but unpaid salary and/or vacation time and a pro-rated bonus for the current fiscal year.

Each employment agreement contains change-in-control provisions for the named executive officer. The change of control provisions require a “double-trigger”, meaning payments are made only if the named executive officer suffers a covered termination of employment within two years following a change-in-control. Change-in-control provisions for Messrs. Conway, Schmidt-Fellner and Bray mimic the awards made under an involuntary termination without cause, with the exception that the severance period is extended from two to three years and each named executive officer would receive full acceleration of all equity awards. Similarly, Messrs. Dobies and Shoyer would be entitled to a two-year severance period and full acceleration of all equity awards.

Upon a change-in-control, executive officers may be subject to certain excise taxes under section 280G of the Internal Revenue Code. The Company has agreed that so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to Messrs. Conway, Schmidt-Fellner and Bray are subject to a “golden parachute” excise tax, the Company will provide the named executive officer with a gross-up payment so that the named executive officer will receive the same economic terms they would have received if there were no excise tax. The amounts shown in the table are based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 5.3% state income tax rate and a 1.45% Medicare tax rate.

Change in Employment Status

On November 11, 2007 the Company entered into a separation agreement with Mr. Burnaman setting forth the terms of Mr. Burnaman’s separation from the Company effective December 1, 2007. As detailed in the separation agreement between Mr. Burnaman and the Company, Mr. Burnaman is entitled to the following severance benefits:

•	Continuation of Mr. Burnaman’s annual base salary ($300,000) for a period of one year beyond the Separation Date (the “Severance Period”);

•	Payment of a one-time lump sum amount of $450,000, to be paid on June 2, 2008;

•	Continued eligibility for Mr. Burnaman and his dependants to participate in the Company’s health care benefits plan during the Severance Period;

•	Accrued but unused vacation time and any unreimbursed expenses incurred through December 1, 2007 in accordance with Company policies;

•	Reimbursement by the Company for up to $10,000 for the cost of outplacement services during the Severance Period; and

•	Accelerated vesting of (i) 70,715 shares of restricted stock, and (ii) 150,115 shares underlying unvested options on December 1, 2007.

The following table sets forth the payments made or to be made to Mr. Burnaman under his separation agreement.

Name of Executive: Philip R. Burnaman II (1)

Type of Payment	Involuntary Termination Without Cause ($)
Severance Payments	$300,000
Incentive Bonus	450,000
Stock Option Vesting Acceleration	—
Restricted Stock Vesting Acceleration (2)	648,714
Commission of Welfare Benefits	12,650
Outplacement Services	10,000
Exercise Tax & Gross-Up	—
Total	$1,421,364

(1)	Reflects actual value of compensation received under the separation agreement between the Company and Philip R. Burnaman II dated December 1, 2007.
(2)	The value of the stock awards is based on fair market value of the Company’s common stock on the separation date of $9.18. The strike price of the options is $17/share.

Equity Compensation Plan Information

The Company’s 2006 Incentive Plan is a stockholder-approved plan under which the Company may grant stock options, restricted stock, other equity-related awards, and performance awards. The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance under this plan at December 31, 2007 is summarized in the following table:

Plan category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of additional shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	666,250	$14.63	1,680,720
Equity compensation plans not approved by stockholders	—	—	—
Total	666,250	$14.63	1,680,720

BOARD OF DIRECTORS—DIRECTOR COMPENSATION

Each of the Company’s independent directors receives director fees of $50,000 per year, and each committee chairman receives an additional $25,000 per year. Members of our board of directors are also reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings. Non-management directors receive annual grants of restricted stock and/or options to purchase shares of our common stock. An initial grant of 5,000 shares of restricted stock and options to purchase up to 5,000 shares of common stock was made to each non-management director at the time of the Company’s initial public offering in December 2006. The restricted stock granted vests over five years with 15% vesting on each of the first and second anniversaries of the grant date, 20% vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The options granted vest ratably over four years with the first 25% vesting on the first anniversary of the grant. No additional equity awards were made to the Company’s independent directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Total ($)
Timothy J. Conway (3) Chairman	—	—		—		—
Kimball T. Brooker, Jr.	50,000	32,168		14,230		96,398
Peter Schmidt-Fellner (4)	—	—		—		—
Mark Gormley	50,000	32,168		14,230		96,398
Richard Thornburgh	50,000	32,168		14,230		96,398
Joseph Saunders (5)	50,000	—		—		50,000
Frank Noonan	87,500	32,168		14,230		133,898
Maureen O’Hara	75,000	32,168		14,230		121,398
Bradley E. Cooper (6)	50,000	32,168	(7)	14,230	(7)	96,398

(1)	The amounts shown represent the compensation expense incurred by the Company relating to stock awards held by the Director during 2007, determined in accordance with FAS 123(R), using the assumptions described in Note 12 to the Company’s Financials Statements included in the FY 2007 10-K. The award vests over 5 years according to the following schedule: 15%, 15%, 20%, 25%, 25%.
(2)	The amounts shown represent the compensation expense incurred by the Company relating to option awards held by the Director during 2007, determined in accordance with FAS 123(R), using the assumptions described in Note 12 to the Company’s Financials Statements included in the FY 2007 10-K. The award vests pro-rata over four years ( 25% each year).
(3)	Executive directors do not receive compensation for their board responsibilities.
(4)	Executive directors do not receive compensation for their board responsibilities.
(5)	Amount reflects the two fiscal quarters Mr. Saunders served as Compensation Committee Chair at a rate of $18,750/quarter and one quarter as non-chair Director prior to stepping down from the Board in October of 2007. Upon stepping down from the Board, the stock options and Restricted Stock Awards granted to Mr. Saunders in December 2006 were forfeited and therefore, under FAS 123(R), no compensation costs associated with these awards were recognized in 2007.
(6)	Mr. Cooper has assigned his rights to any compensation and equity received by him as a Director to Capital Z Management, LLC (“Cap Z”).
(7)	In July 2007, Mr. Cooper transferred his 2006 restricted stock and option awards to Cap Z.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that all our directors, other than Messrs. Conway and Schmidt-Fellner, are independent under the criteria established by Nasdaq, and that all the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of these directors have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors held eight meetings during 2007. Independent directors regularly meet in executive session in which only independent directors are present. During 2007, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director served. All Board members whose terms continue after the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances. Each member of our Board of Directors attended our 2007 annual meeting, with the exception of one of our directors.

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Risk Policy Committees.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, our accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent auditor in the annual financial statement audit and assesses the independence of the auditor. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor.

The Audit Committee operates under a written charter, which is available on our website at www.newstarfin.com. It has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters. Our Audit Committee consists of Messrs. Noonan (Chair) and Gormley and Ms. O’Hara. Mr. Noonan and Ms. O’Hara each qualify as an audit committee financial expert, as defined in Securities and Exchange Commission rules. The Audit Committee met five times during 2007.

Information About our Registered Public Accounting Firm

Upon the recommendation of the Audit Committee, the Board of Directors appointed the independent registered public accounting firm of KPMG LLP as independent auditor to conduct the annual audit of our financial statements for 2007. KPMG LLP is an internationally recognized independent registered public accounting firm that has audited the Company’s financial statements since the Company’s inception in 2004. Representatives of KPMG LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	2006	2007
Audit Fees	$1,330,000	$1,072,975
Audit Related Fees	$40,000	$—
Tax Fees	$21,625	$138,200
All Other Fees	$—	$—
Total Fees	$1,391,625	$1,211,175

Our Audit Committee must pre-approve all audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Taking into consideration these fees and services, KPMG LLP has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG LLP.

2007 Audit Committee Report

The Committee reviewed and discussed the audited financial statements for 2007 with management and with KPMG LLP. In this process, the Committee met with KPMG LLP, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG LLP as required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the independent auditors’ independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of KPMG LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Frank R. Noonan, Chair

Mark K. Gormley

Maureen P. O’Hara

Compensation Committee

The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Compensation Committee consists solely of independent directors. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually. The Compensation Committee operates under a written charter, which is available on our website at www.newstarfin.com.

Until October 10, 2007, the Compensation Committee consisted of Messrs. Saunders (Chair), Brooker, and Cooper. On October 10, 2007 Joseph W. Saunders stepped down from the Company’s Board of Directors and his role as Chair of the Compensation Committee due to the increasing demands of his role as Chairman and CEO of Visa Inc. Since that point, the Committee has consisted of Frank R. Noonan (Chair), Kimball T. Brooker Jr. and Bradley E. Cooper. The Compensation Committee met eight times during 2007.

The Compensation Committee meets early each year to establish the goals and targets applicable to the executive officers’ annual incentive compensation for the current year, as well as to determine the results for the year that has just ended. Other compensation decisions are made throughout the year, as circumstances warrant. The Committee may delegate to executive officers of the Company the power to make certain awards under the 2006 Incentive Plan other than to directors and executive officers and all determinations under the 2006 Incentive Plan with respect thereto, provided that the Committee fixes the maximum amount of such awards for all such recipients and a maximum for any one recipient. For further information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” above.

To support its decision-making processes, the Compensation Committee may engage an independent compensation consultant with respect to the structure and competitiveness of the Company’s executive compensation programs, as well as the programs’ consistency with the Company’s executive compensation philosophy. The Committee has engaged Hewitt Associates and Towers Perrin at different times during the year to assist in the development of our compensation programs. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. At the request of the Committee, management will make specific proposals to the Committee regarding compensation for executive officers. Management works with the Committee’s outside consultant to ensure that the consultant has access to the appropriate information to enable the consultant to complete its analyses for the Committee. Management ensures that the consultant’s invoices are paid from Company funds. Members of management, including the Chief Executive Officer and Head of Human Resources, participate in Compensation Committee meetings as requested by the Committee to present and discuss the material. All decisions on executive compensation are made by the Compensation Committee in executive session without management present.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves on the compensation committee or board of directors of any other company of which any of our directors is an executive officer.

As detailed more fully below in the section entitled “Certain Relationships and Transactions,” among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Bradley E. Cooper, one of our directors and member of our Compensation Committee, is an officer and co-owner of the ultimate entity delegated investment authority for Union Square Partners, L.P., which purchased 4,000,000 of the shares of our common stock issued in the private placement for a total purchase price of $40,000,000. As part of the transaction Union Square Partners, L.P. was also granted nomination and management rights by the Company in separate side letter agreements entered into in connection with the private placement. T. Kimball Brooker, Jr., one of our directors and member of our Compensation Committee, is also an officer of the entity delegated investment authority for the Corsair II Capital portfolio. Mr. Brooker is affiliated with Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P., entities which purchased an aggregate of 4,000,000 of the shares of our common stock issued in the private placement for a total purchase price of $40,000,000.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. The Committee was established following our initial public offering at the end of 2006. Its members are Ms. O’Hara (Chair) and Messrs. Brooker and Cooper. The Committee operates under a written charter, which is available on our website at www.newstarfin.com. In 2007 the Nominating and Corporate Governance Committee met three times.

The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the needs of Board composition at the time a particular search is initiated.

The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee’s own search processes, about whom it is provided appropriate information. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a board of directors; whether the candidate has the time available to commit to responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that arising as an employee, as a Board member and/or as a stockholder.

If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the Nasdaq Global Market listing standards, and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must provide the Committee with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Corporate Secretary. In addition to the above, the Committee may request further information, in its discretion.

Risk Policy Committee

The Risk Policy Committee reports to and assists the Board of Directors in overseeing and reviewing information regarding our credit risk management framework, including the significant policies, procedures and practices employed to manage credit risk. Its members are Messrs. Thornburgh (Chair), Conway and Gormley. The Committee operates under a written charter, which is available on our website at www.newstarfin.com. In 2007 the Committee met two times.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This code sets forth written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons; and accountability for adherence to the code. The text of this code of ethics is posted on our website at www.newstarfin.com in the Investor Relations section under the Corporate Governance sub-section under the heading “Committees and Charters”, where we may also disclose any amendments to and waivers of the code. At the same location, we have also posted our Code of Business Conduct and ethics, which applies to all our employees and directors.

Certain Relationships and Transactions

The governance rules of the Nasdaq Global Market require us to conduct an appropriate review of any transactions and relationships with the Company in which any of the following have a direct or indirect material interest: any of our directors or executive officers, any nominee for director, and any of the members of their immediate families. Since our initial public offering, the Audit Committee of our Board of Directors has had the responsibility of reviewing and approving any such related person transactions and relationships.

Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions and relationships of which it has knowledge and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to the Company or a related person will be disclosed in our proxy statement. In the course of its review of a disclosable related person transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the related person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Among the investors in the private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008, Union Square Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are entities affiliated with members of our board of directors and, therefore, the private placement and related transactions were approved by an independent committee of our Board of Directors. Bradley E. Cooper, one of our directors, is an officer and co-owner of the ultimate entity delegated investment authority for Union Square Partners, L.P., which purchased 4,000,000 of the shares of our common stock issued in the private placement for a total purchase price of $40,000,000. As part of the transaction Union Square Partners, L.P. was also granted nomination and management rights by the Company in separate side letter agreements entered into in connection with the private placement. Mr. Cooper is also an officer and co-owner of the ultimate entity delegated investment authority for the Capital Z entities that collectively maintained beneficial ownership of 5,709,972 shares of our common stock prior to the private placement. T. Kimball Brooker, Jr., one of our directors, is also an officer of the entity delegated investment authority for the Corsair II Capital portfolio. Richard E. Thornburgh, another of our directors, is also an officer of Corsair Capital LLC. Both Mr. Brooker and Mr. Thornburgh are affiliated with Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P., entities which purchased an aggregate of 4,000,000 of the shares of our common stock issued in the private placement for a total purchase price of $40,000,000.

During 2006, the Company made a loan in the aggregate amount of $16.0 million based on market terms to Advantage Business Media LLC, a company whose Board of Directors includes Blair Schmidt-Fellner, the brother of Peter Schmidt-Fellner, our Chief Investment Officer and member of our Board of Directors. At December 31, 2007, the loan balance outstanding and amount of committed funds were $12.6 million and $13.6 million, respectively. The largest aggregate amount of principal outstanding under this loan during 2007 was $15.0 million. The interest rate on the loan is 9.125%, and Advantage Business Media LLC paid $1,134,375 in aggregate principal payments and $1,376,900 in aggregate interest payments during 2007.

Pursuant to an Investment Management Agreement dated August 3, 2005, the Company serves as investment manager of the NewStar Credit Opportunities Fund, Ltd. (the “Fund”), a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. The Fund pays the Company a management fee, payable monthly in arrears, based on the carrying value of the total gross assets attributable to the applicable series of each class of shares at the end of each month. For the years ended December 31, 2007 and 2006 and for the period August 22, 2005 through December 31, 2005, the Fund paid the Company $5.3 million, $1.4 million and $.02 million, respectively of asset management fees.

All of the foregoing relationships and transactions were approved by the Audit Committee of our Board of Directors.

Stockholder Communications to the Directors

Security holders may communicate with the NewStar Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, NewStar Financial, Inc., 500 Boylston St., Suite 1600, Boston, MA 02116. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during 2007, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements except for the following: OZ Management filed one late Form 4 reporting one transaction, Bradley E. Cooper timely filed a Form 5 for a missed Form 4 relating to one transaction and Frank R. Noonan filed one late Form 4 reporting one transaction for which he did not file a Form 5.

Deadlines for Stockholder Proposals

Assuming the 2009 annual meeting is not more than 30 days before or 30 days after May 14, 2009:

•

if you wish to bring business before or propose director nominations at the 2009 annual meeting, you must give written notice to us not earlier than December 15, 2008 or later than January 14, 2009, and

•

if you wish to bring proposed business to the 2009 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than December 15, 2008.

Notices of stockholder proposals and nominations should be given in writing to NewStar Financial, Inc., at its principal place of business, 500 Boylston St., Suite 1600, Boston, MA 02116, Attn: Corporate Secretary.

☒	Votes must be indicated (x) in Black or Blue ink.	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

1. Elect eight directors

Nominees:				This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.
01 T. Kimball Brooker Jr.	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	FOR ALL EXCEPT*
02 Timothy J. Conway
03 Bradley E. Cooper
04 Mark K. Gormley
05 Frank R. Noonan	☐	☐	☐
06 Maureen P. O’Hara
07 Peter A. Schmidt-Fellner
08 Richard E. Thornburgh

(Instructions: To withhold authority to vote for one or more individual nominees, mark the “FOR ALL EXCEPT*” box and write the name(s) of such nominee(s) in the space provided below.)

*Exceptions ________________________________________________

Date ____________ Share Owner Signature _______________________ Co-Owner Signature _________________________

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

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NEWSTAR FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 14, 2008.

The undersigned, revoking all prior proxies, hereby appoints Timothy J. Conway, John K. Bray, and George Ticknor, or any of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of NewStar Financial, Inc. (“ NewStar”) to be held at 10:00 a.m. on Wednesday, May 14, 2008 at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment thereof, and to vote at such meeting the shares of common stock of NewStar the undersigned held of record on the books of NewStar on the record date for the meeting, April 3, 2008, as set forth on the reverse side, and on any other business before the meeting, with all powers the undersigned would possess if personally present.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

(Continued and to be marked, dated and signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your NEWSTAR FINANCIAL, INC. account online.

Access your NewStar Financial, Inc. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for NewStar Financial, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax from
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time